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                                                                    EXHIBIT 10.8

                              Salary Deferral Plan
                                       for
      Selected Employees of Honeywell International Inc. and its Affiliates
 (Career Band 6 and Above or Employees Who Occupy Positions Equivalent Thereto)













                                                            Amended and Restated
                                                           as of January 1, 2000





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1. Eligibility

         Those employees of Honeywell International Inc. (the "Corporation") and its affiliates whose positions are evaluated in Career Band 6 and above or who occupy positions equivalent thereto and who are designated by the Management Development and Compensation Committee (the "Committee") shall be eligible to participate in this supplemental non-qualified Salary Deferral Plan for Selected Employees of Honeywell International Inc. and its Affiliates (Career Band 6 and Above or Employees Who Occupy Positions Equivalent Thereto) (the "Plan").

2. Participation

         An eligible employee may become a participant in the Plan (a "Participant") by filing a timely written deferral election with the Corporation. Such notice shall direct that a portion of the compensation elements described in paragraph 3(a) and paragraph 3(b) be credited to an unfunded deferred compensation account maintained for the Participant under the Plan (the "Participant Account" or "Account"). A Participant's direction shall become effective for the pay period or payment date in the next succeeding calendar year (or for a newly eligible Participant, for the next succeeding pay period or payment date after the receipt of the direction by the Corporation), and shall continue in effect until the Participant terminates such direction, effective as of the end of the calendar year, or is no longer eligible to be a Participant. Any modification of Participant's direction shall be effective only with respect to compensation payable with respect to pay periods in the calendar year next following the date such direction is received by the Corporation.

3. Contributions to Participant Accounts

         (a) Base Annual Salary. A Participant may, prior to the beginning of any calendar year (and with respect to a newly eligible Participant, within thirty days after first becoming so eligible) elect to defer an aggregate amount of base annual salary otherwise payable in such subsequent calendar year (or with respect to a newly eligible Participant, in the remainder of the calendar year), exclusive of any bonus or any other compensation or allowance paid or payable by the Corporation or its affiliates (the "Base Annual Salary"). The amount deferred under this paragraph 3(a) shall not be greater than fifty percent (50%) of the Participant's Base Annual Salary for such pay period.

         (b) Incentive Awards. A Participant may, to the extent that the AlliedSignal Inc. Incentive Compensation Plan For Executive Employees (the "Incentive Plan") (or any successor plan) permits deferrals of an incentive award (the "Incentive Award") payable thereunder, elect to defer an amount not greater than one hundred percent of such Incentive Award. Any amount so deferred shall be deemed to be deferred under this Plan but shall, to the extent the provisions of the Incentive Plan are not inconsistent with this Plan, otherwise be subject to the terms of the Incentive Plan. Any deferral of an Incentive Award shall be made by filing an appropriate deferral election with the Corporation not later than the date established by the Corporation from time to time.

         (c) Deferral Amounts. All amounts determined under this paragraph 3 which are the subject of a written deferral election (the "Deferral Amounts") shall, in





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accordance with the relevant Participant direction, be credited to a Participant
Account maintained under the Plan on the same day the Base Annual Salary or Incentive Award would otherwise have been payable.

4. Deferral Requirements

         Amounts may be deferred under this Plan for a minimum period of three years or such shorter period as may be approved by the Committee. Except as otherwise provided in paragraphs 9 or 10 or as approved by Committee, no amount shall be withdrawn from a Participant Account prior to the earlier of: three years following the last day of the calendar year in which the amount is credited to the Participant Account; the date the Participant reaches normal retirement age and is eligible to receive a benefit under a pension plan of the Corporation or one of its affiliates; the date of Participant's death; or the date the Participant ceases to be employed by the Corporation or any of its affiliates.

5. Interest Equivalents

         Deferral Amounts shall accrue additional amounts equivalent to interest ("Interest Equivalents"), compounded daily, from the date the Deferral Amount is credited to the Account to the date of distribution. A single rate for calculating Interest Equivalents shall be established by the Committee, in its sole discretion, for all Deferral Amounts credited to Participant Accounts in each calendar year. The rate established by the Committee shall not exceed the greater of (i) 10% or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination. Such Interest Equivalents, once established for a calendar year, shall remain in effect with respect to Deferral Amounts credited to Participant Accounts during the calendar year until the Deferral Amounts are distributed.

         The rate of notional interest established by the Committee shall be set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as "Vested Rate" on such Schedule A shall be nonforfeitable at all times. Any portion of such rate designated as "Contingent Rate" shall become nonforfeitable only if the Employee is still employed by the Company at the end of the third full calendar year following the calendar year in which the Award relates, provided, however, in the event a Participant terminates employment with the Corporation or an affiliate prior to such date for reasons other than gross cause, the Committee shall treat such portion as nonforfeitable in the event the Participant's employment with the Company is involuntarily terminated (including a termination for "good reason" under any applicable severance plan of the Company) or is terminated for such reasons as the Committee may determine from time to time in its sole discretion. The rate established by the Committee and set forth on Schedule A shall remain in effect until superceded by action of the Committee and amendment of such Schedule A.






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6. Participant Accounts

         All amounts credited to a Participant's Account pursuant to paragraphs 3 and 4 shall be unfunded general obligations of the Corporation, and no Participant shall have any claim to or security interest in any asset of the Corporation on account thereof.

7. Distribution from Accounts

         At the time a Participant makes an election pursuant to paragraph 3, the Participant shall also make an election with respect to the distribution of the Deferral Amounts and Interest Equivalents accrued thereon which are credited to the Participant's Account pursuant to such election. A Participant may elect to receive such distribution in one lump-sum payment or in a number of approximately equal annual payments (provided the payment period may not include more than fifteen such installments). The lump-sum or the first installment shall be paid as soon as practicable during the month of January of the calendar year designated by the Participant. Except as otherwise provided in paragraphs 8, 9 and 10, all installment payments following the initial installment payment shall be paid in cash as soon as practicable during the month of January of each succeeding calendar year until the entire amount in the Account shall have been paid. Notwithstanding the foregoing, in the event an Employee's employment with the Company is terminated either voluntarily (other than on account of retirement as defined in the qualified pension plan in which the Participant participates or for "good reason" under any applicable severance plan of the Company) or for "gross cause" (as defined in the AlliedSignal Inc. Severance Plan for Senior Executives), the nonforfeitable portion of such Employee's Deferred Awards for performance years beginning after 1997 (including the vested portion of any applicable notional interest credited thereto) shall be distributed in a lump sum as soon as practicable in January of the calendar year following such termination of employment.

         Notwithstanding any provision of this Plan to the contrary, a Participant shall be given a one-time opportunity prior to January 1, 2001 to make a new election with respect to the distribution of all Deferral Amounts and Interest Equivalents accrued thereon which are credited to such Participant under the Plan (other than any such amounts otherwise payable, or part of a series of payments payable, in January 2001), including a new election with respect to any payments to be made in connection with a Change in Control as described in paragraph 10, provided, however, that any such election shall only be authorized by the Corporation if it results in a further deferral of the distribution of the Participant's Deferral Amounts and Interest Equivalents from that previously elected. Such election shall be effective upon a "Merger" of the Corporation and General Electric Company (as defined in the Agreement and Plan of Merger between Honeywell International Inc. and General Electric Company dated October 22, 2000) and acceptance of such election by the Corporation. Any such election shall be subject to such restrictions and limitations as the Corporation shall determine in its sole discretion.






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8. Distribution on Death

         If a Participant should die before all amounts credited to the Participant's Account have been distributed, the balance in the Account shall be paid as soon as practical thereafter to the beneficiary designated in writing by the Participant. Payments to a beneficiary pursuant to a designation by a Participant shall be in such form as the Participant shall elect, including periodic payments as described in paragraph 7, but in the absence of any such election, the payment shall be made in one lump sum to the designated beneficiary as soon as practicable following the death of the Participant. Such beneficiary designations shall be effective when received by the Corporation, and shall remain in effect until rescinded or modified by the Participant by an appropriate written direction. If no beneficiary is properly designed by the Participant or if the designated beneficiary shall have predeceased the Participant, such balance in the Account shall be paid to the estate of the Participant.

9. Payment in the Event of Hardship

         Upon receipt of a request from a Participant or a Participant's designated beneficiary, delivered in writing to the Corporation along with a Certificate of Unavailability of Other Resources form, the Committee, the Senior Vice President - Human Resources and Communications, or his designee, may cause the Corporation to accelerate (or require the subsidiary of the Corporation which employs or employed the Participant to accelerate) payment of all or any part of the Deferral Amount and Interest Equivalents credited to the Participant's Account, if it finds in its sole discretion that payment of such amounts in accordance with the Participant's prior election under paragraph 3 would result in severe financial hardship to the Participant or beneficiary and such hardship is the result of an unforeseeable emergency caused by circumstances beyond the control of the Participant or the Participant's beneficiary. Acceleration of payment may not be made under this paragraph 9 to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under this Plan or any tax-qualified savings plan of the Corporation.

10. Change in Control

         (a) Initial Lump Sum Election. Notwithstanding any election made pursuant to paragraph 7, a Participant may file a written election with the Corporation to have the Deferral Amounts and Interest Equivalents accrued thereon which are credited thereafter to the Participant's Account paid in one lump-sum payment as soon as practicable following a Change in Control, but in no event later than 90 days after such Change in Control. The Interest Equivalents on any Deferred Amount payable pursuant to this paragraph 10(a) shall include the "Contingent Rate" credited to such Deferred Amount without regard to whether such amount has become nonforfeitable as provided in paragraph 5 at the time payment is made under this paragraph 10(a).

         (b) Revocation of Lump-Sum Election. A Participant may revoke an election made pursuant to paragraph 10(a) by filing an appropriate written notice with the Corporation. A revocation notice filed pursuant to this paragraph 10(b) shall be subject





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to such terms and conditions as the Corporation shall establish and shall be effective with respect to any or all of the Participant's Deferral Amounts and Interest Equivalents accrued thereon which are credited to such Participant under the Plan. Any revocation notice made before January 1, 2001 shall be effective upon a "Merger" of the Corporation and General Electric Company (as defined in the Agreement and Plan of Merger between Honeywell International Inc. and General Electric Company dated October 22, 2000) and acceptance of such election by the Corporation. Any such election shall be subject to such restrictions and limitations as the Corporation shall determine in its sole discretion.

         (c) Limitation on Elections. Any election made pursuant to paragraph 10(a) or 10(b) shall not be effective unless filed with the Corporation at least 90 days prior to a Change in Control.

         (d) Definition of Change in Control. For purposes of the Plan, a Change in Control is deemed to occur at the time (i) when an entity, person or group (other than the Corporation, any subsidiary or savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) which theretofore beneficially owned less than 30% of the Corporation's common stock (the "Common Stock") then outstanding, acquires shares of Common Stock in a transaction or a series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock (iii) of a merger in which the Corporation will not survive as an independent, publicly owned corporation, a consolidation, a sale, exchange or other disposition of all or substantially all of the Corporation's assets, (iv) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareowners of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) of any transaction or other event which the Committee, in its sole discretion, determines to be a Change in Control for purposes of the Plan.

11. Miscellaneous

         (a) No Alienation of Benefits. Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of such person's bankruptcy or other event happening at any such time such amount would be made subject to the person's debts or liabilities or would otherwise not be enjoyed by that person, then the Corporation, if it so elects, may direct that such amount be withheld and that same or any part thereof be paid or applied to or for the benefit of such person,





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the person's spouse, children or other dependents, or any of them, in such manner and proportion as the Corporation may deem proper.

         (b) No Right or Interest in Corporation's Assets. Neither the Corporation nor any of its Affiliates shall be required to reserve or otherwise set aside funds for the payment of obligations arising under this Plan. The Corporation may, in its sole discretion, establish funds, segregate assets or take such other action as it shall determine necessary or appropriate to secure the payment of its obligations arising under this Plan. This Plan is intended to be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained herein, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured creditor of the Corporation.

         (c) Administration. The Corporation shall have sole discretion and authority to administer the Plan, including the authority to interpret its terms, promulgate regulations thereunder, determine eligibility to participate in the Plan and make any finding of fact which may be necessary to determine the obligation of the Plan with respect to the payment of benefits.

         (d) Amendment. The Corporation may amend, modify or terminate the Plan at any time, or from time to time; provided, however, that no change to the Plan shall impair the right of any Participant with respect to amounts then credited to an Account.

         (e) Accounting. Each Participant shall receive periodic statements (not less frequently than annually) setting forth the cumulative Deferral Amounts and Interest Equivalents credited to, and any distributions from, the Participant's Account.

         (f) Facility of Payments. If the Corporation shall find that any person to whom any amount is payable under the plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due the person or the person's estate (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Corporation so elects in its sole discretion, be paid to the person's spouse, a child, a relative, an institution having custody of such person, or any other person deemed by the Corporation to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Corporation and the Plan therefore.

         (g) Governing Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of New York.






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                                   SCHEDULE A
                             Notional Interest Rate



Award Year                     Vested Rate          Contingent Rate         Total Rate
----------                     -----------          ---------------         ----------

1975-1992                    Treasury bills +             N/A              Treasury bills +
                                    3%*                                          3%*

1993-1997                          10%                    N/A                   10%

1998+                               8%                     3%                   11%


*/Three-month Treasury bill average rate for the immediately preceding calendar quarter as reported by the Federal Reserve Bank; rate changes each calendar quarter.